Brookdale Reports September 2025 Occupancy Nashville, Tenn., October 8, 2025 – Brookdale Senior Living Inc. (NYSE: BKD) reported today its consolidated occupancy for September 2025. 2024 2025 Occupancy Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Wtd. avg. 79.2% 79.4% 79.5% 79.3% 79.2% 79.3% 79.5% 79.8% 80.0% 80.5% 81.1% 81.8% 82.5% Month end 80.5% 80.8% 80.4% 80.5% 80.6% 80.8% 80.9% 81.0% 81.5% 82.2% 82.6% 83.2% 83.8% September 2025 Observations  September consolidated occupancy results: o Weighted average occupancy of 82.5% increased 330 basis points year-over-year and 70 basis points sequentially. o Month end consolidated occupancy was 83.8%, an increase of 60 basis points sequentially. o Third quarter weighted average consolidated occupancy of 81.8% increased 290 basis points year-over- year and grew 170 basis points sequentially.  September same community occupancy results: o Weighted average occupancy of 82.7% increased 270 basis points year-over-year, driven by both higher move-in activity and lower move-out activity compared to the prior year. Weighted average occupancy increased 40 basis points sequentially. o Month end same community occupancy was 84.0%, an increase of 30 basis points sequentially. o Third quarter weighted average same community occupancy of 82.3% increased 260 basis points year- over-year and grew 150 basis points sequentially reflecting the highest sequential growth since 2022. About Brookdale Senior Living Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. With 623 communities across 41 states and the ability to serve approximately 57,000 residents as of September 30, 2025, Brookdale is committed to its mission of enriching the lives of seniors through compassionate care, clinical expertise, and exceptional service. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities, offering tailored solutions that help empower seniors to live with dignity, connection, and purpose. Leveraging deep expertise in healthcare, hospitality, and real estate, Brookdale creates opportunities for wellness, personal growth, and meaningful relationships in settings that feel like home. Guided by its four cornerstones of passion, courage, partnership, and trust, Brookdale is committed to delivering exceptional value and redefining senior living for a brighter, healthier future. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook or YouTube. Mike Grant, VP Investor Relations • (615) 564-8104 • email: Mike.Grant@brookdale.com 76% 78% 80% 82% 84% Sep 2024 Oct Nov Dec Jan 2025 Feb Mar Apr May Jun Jul Aug Sep Average for Month Month end Wtd. Avg. 3Q 2025 81.8% 2Q 2025 80.1% 1Q 2025 79.3% 4Q 2024 79.4% 3Q 2024 78.9% 2Q 2024 78.1% 1Q 2024 77.9% 4Q 2023 78.4% 3Q 2023 77.6% 2Q 2023 76.5% 1Q 2023 76.3% Brookdale’s Consolidated Occupancy Exhibit 99.1